Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ACI Worldwide, Inc:
We consent to the use of our report dated March 3, 2009, with respect to the consolidated balance sheet of ACI Worldwide, Inc. and subsidiaries (the Company) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2008, the three-month period ended December 31, 2007 and the year ended September 30, 2007, which report appears in ACI Worldwide, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 3, 2009, on the consolidated financial statements contains an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, (now codified as Accounting Standards Codification (ASC) 740, Income Taxes), as of October 1, 2007.
/s/ KPMG LLP
Omaha, Nebraska
July 15, 2010